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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM T-3/A
                                (Amendment No. 2)

                FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
                      UNDER THE TRUST INDENTURE ACT OF 1939



                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                               (Name of applicant)

                              100 Penn Square East
                             Philadelphia, PA 19107
                    (Address of principal executive offices)

           SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

              Title of Class                                Amount
 ----------------------------------------       -------------------------------
 Senior Collateralized Subordinated Notes          Up to a maximum aggregate
                                                principal amount of $60,000,000


Approximate date of proposed public offering: May 14, 2004


Name and address of agent for service:

                               Anthony J. Santilli
                 Chairman, President and Chief Executive Officer
                   American Business Financial Services, Inc.
                             The Wanamaker Building
                              100 Penn Square East
                             Philadelphia, PA 19107

                                 With a copy to:

                                 Jane K. Storero
                                 Blank Rome LLP
                                One Logan Square
                             Philadelphia, PA 19103

--------------------------------------------------------------------------------
The applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment that specifically states that it shall supersede this amendment to the Application for Qualification, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the applicant.


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                                   FORM T-3/A
                                (AMENDMENT NO. 2)



         CONTENTS OF APPLICATION FOR QUALIFICATION. This application for qualification comprises:

         (a) Pages numbered 1 to 4 consecutively (including an attached Exhibit Index).

         (b) The statement of eligibility and qualification of the trustee under the indenture to be qualified.*

         (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

         Exhibit T3A-1*    Amended and Restated Certificate of Incorporation of
                           the Company (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed
                           December 11, 2003).

         Exhibit T3A-2*    Certificate of Designation, Preferences and Rights of
                           the Series A Convertible Preferred Stock
                           (incorporated by reference to Appendix B to the Company's Definitive Proxy Statement filed on
                           December 11, 2003).

         Exhibit T3B*      Amended and Restated Bylaws of Company (incorporated
                           by reference to Exhibit 3.2 to the Company's Form
                           10-Q filed February 14, 2003).

         Exhibit T3C*      Form of Indenture between the Company and U.S. Bank
                           National Association as Trustee (included as Exhibit
                           A to Exhibit T3E-1).

         Exhibit T3D       Not Applicable.

         Exhibit T3E-1*    Offer to Exchange, dated May 14, 2004.

         Exhibit T3E-2*    Letter of Transmittal, dated May 14, 2004.

         Exhibit T3E-3**   Form of Cover Letter.

         Exhibit T3E-4*    Consent of BDO Seidman, LLP, dated May 14, 2004.

         Exhibit T3E-5*    Form of Senior Collateralized Note.

         Exhibit T3F*      Cross reference sheet showing the location in the
                           Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of
                           Exhibit T3C).

         Exhibit T3G*      Statement of eligibility and qualification of the
                           Trustee on Form T-1.


-------------------------
*  Previously filed.

** Filed herewith.


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                                    SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, American Business Financial Services, Inc., a corporation organized and existing under the laws of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Philadelphia, and Commonwealth of Pennsylvania, on the 22nd day of June, 2004.



                                    AMERICAN BUSINESS FINANCIAL SERVICES, INC.



                                    By: /s/ Albert W. Mandia
                                       ---------------------------------------
                                    Name:  Albert W. Mandia
                                    Title: Executive Vice President and
                                           Chief Financial Officer

Attest: /s/ Stephen M. Giroux
       -------------------------------
Name:   Stephen M. Giroux
Title:  Executive Vice President,
        General Counsel and Secretary



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Exhibit Index:

         Exhibit T3A-1*    Amended and Restated Certificate of Incorporation of
                           the Company (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed
                           December 11, 2003).

         Exhibit T3A-2*    Certificate of Designation, Preferences and Rights of
                           the Series A Convertible Preferred Stock
                           (incorporated by reference to Appendix B to the Company's Definitive Proxy Statement filed on
                           December 11, 2003).

         Exhibit T3B*      Amended and Restated Bylaws of Company (incorporated
                           by reference to Exhibit 3.2 to the Company's Form
                           10-Q filed February 14, 2003).

         Exhibit T3C*      Form of Indenture between the Company and U.S. Bank
                           National Association as Trustee (included as Exhibit
                           A to Exhibit T3E-1).

         Exhibit T3D       Not Applicable.

         Exhibit T3E-1*    Offer to Exchange, dated May 14, 2004.

         Exhibit T3E-2*    Letter of Transmittal, dated May 14, 2004.

         Exhibit T3E-3**   Form of Cover Letter.

         Exhibit T3E-4*    Consent of BDO Seidman, LLP, dated May 14, 2004.

         Exhibit T3E-5*    Form of Senior Collateralized Note.

         Exhibit T3F*      Cross reference sheet showing the location in the
                           Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of
                           Exhibit T3C).

         Exhibit T3G*      Statement of eligibility and qualification of the
                           Trustee on Form T-1.

--------------------------
*  Previously filed.
** Filed herewith.



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